EXHIBIT 19.1

GENCOR INDUSTRIES, INC. AND SUBSIDIARIES

INSIDER TRADING POLICY

Purpose and Scope of the Policy

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (the” Insider Trading Act”) individuals trading on or tipping material, non-public information may be required to pay a maximum criminal fine of $1 million dollars and serve a maximum jail term of ten years.

This act also imposes potential civil and criminal penalties on the Company and controlling persons of the Company for failing to take appropriate steps to prevent illegal trading or tipping. The civil penalty equals the greater of $1 million dollars of three times the profit gain or loss avoided and may be imposed on the Company and each individual who fails to take appropriate preventive measures. The criminal penalty can be as great as $2.5 million.

The penalties under the Insider Trading Act are in addition to civil penalties and sanctions that can be imposed under other federal laws by the Securities and Exchange Commission and he Department of Justice.

In order to prevent exposure to the severe penalties imposed by the Insider Trading Act and other securities laws, and as a means to avoid any situation (such as an insider investigation) that could possibly damage the Company’s reputation for integrity and ethical conduct or subject it and its directors, officers and employees to liability, the Company has adopted this policy statement.

All employees of the Company must comply with this policy. Directors (including “honorary” directors who attend board meetings), executive officers and certain other key employees will be asked to sign a letter promising compliance with this policy and to certify on an annual basis to continued compliance. All other employees will be informed of the policy and expected to comply.

Violations of this policy could lead to reprimand by the Company and possibly termination of employment, as well as civil or criminal liability and other serious damage to one’s reputation and career.

The Company Policy

1) No Trading or Tipping on the Basis of Material Non-Public Information. If a director, officer or employee is in possession of material non-public information regarding the Company, he may not trade directly or indirectly in the Company’s securities or disclose (“tip”) any such information to another person. Similarly, if a director, officer, or employee is in possession of material, non-public information of any other publicly-held company as a result of his employment with the Company, he may not trade directly or indirectly in the securities of any such company or tip any such information to another person. Civil and criminal penalties apply whether or not one derives any benefit from the actions of a person tipped by him.

Material Information is any information that an investor would consider important in deciding to buy, hold, or sell securities of the Company. In short, any information that could reasonably affect the price of Company stock is material. Examples of matters that may be material are earnings forecasts, preliminary financial results, possible acquisitions, dispositions or joint ventures, the acquisition or loss of a significant contract, dividend actions and stock splits, important product developments, significant financing developments, material occurrences with respect to litigation, and the status of labor negotiations.

It is also improper for an officer, director or employee to trade in Company stock immediately after the Company has made a public announcement of material information. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule one should not engage in any transactions until the second business day after the information has been released. Thus, if an announcement is made on a Monday, the first day on which one should trade would be Wednesday.

2) Compliance by Personal Household and Immediate Family. Each director, officer, and employee is responsible for compliance with this policy by his personal household and “immediate family” which includes any child, stepchild, grandchild, grandparent, parent, mother-in-law, father-in-law, son-in-law, or sister-in-law, and all adopted relatives.

3) Protecting Confidential Information. Since unauthorized disclosure of any internal information relating to the Company could result in liability for the Company and its personnel under federal securities laws, the disclosure by Company personnel of such information about the Company, or its dealings with other companies is prohibited, except as required in the performance of one’s regular duties. Special care must be taken to protect and maintain the integrity of confidential internal information. Confidential documents must not be left anywhere that might be in plain view of passersby, be they employees or visitors.

4) Communications with the Media. Only representatives designated by the Company may make communications on its behalf to the media and the investment community. If inquiry is made of a person who is not a designated representative of the Company, that person should refer the party making the inquiry to the Chairman of the Board.

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